Exhibit 10.2

Global Mobility
Standard Company-Initiated
Permanent International Transfer
Relocation Benefits

Discovery Global Mobility

Effective 2012 – updated October 2014

Standard Company-Initiated Permanent International Transfer

Relocation Benefits- Effective 2012    Page 1

Contents

Benefits Summary	4
Introduction	5
Congratulations!	5
International Relocation Counselor	5
Planning	5
General Terms and Conditions	6
Definitions	6
Eligibility	6
Eligible Family Members	6
Letter of Understanding	6
Relocation Repayment Agreement	6
Confidentiality	6
Personal Data Protection	7
Interpretation & Changes in Policy	7
Effective Date	7
Transfer Effective Date	7
Exceptions	7
Visa, Immigration, and Inoculations	8
Compensation & Benefits	8
Compensation	8
Benefits	8
Vacation	8
Company Holidays	8
Social Security	8
Retirement Benefits	8
Healthcare	8
Other insurances	8
Move days	8
Expense Reimbursement	9
Relocation Expenses	9
Travel Benefits	10
Discovery Travel Services	10
Pre-Acceptance Trip	10
Final Trip	10
Housing and Transportation Services	11
Home Owners Assistance	11
Lease Breakage	11
Loss on Car Sale	11
Temporary Living	12

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Origination Country Pre Departure and Hiring Country Post Arrival	12
Short-Stay Accommodations	12
Transportation	12
Moving Household Goods	13
Personal Belongings	13
Shipping Household Goods	13
Storage	13
Destination Services Benefits	14
Settling-In Program	14
Home finding Services	14
Language Training	14
Spouse or Partner Career Counseling	14
Mail Forwarding Service	14
Miscellaneous Expense Allowance (MEA)	15
Taxation	15
Tax Consultation Benefit	15
Tax Gross Up	15
Resignation	16
Voluntary Resignation	16
Involuntary Resignation Redundancy or Not for Cause	16
Involuntary Resignation for Cause	16
Appendix A	17
IRS Code Section 409A Compliance	17
Definitions	18

Standard Company-Initiated Permanent International Transfer

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Benefits Summary

Permanent Transfer (Company Initiated)
Family Eligible to Accompany Employee on Assignment	Yes
Immigration Benefits
Immigration Authorized	Yes
Benefits (Home/Host or Hiring Country)
Compensation	Hiring
Benefits	Hiring
Vacation	Hiring
Company Holidays	Hiring
Social Security	Hiring
Retirement	Hiring
Healthcare	Hiring
Other Insurances	Hiring
Move days (3 days off from work post relocation)	Yes
EXPENSE REIMBURSEMENT BENEFIT
Expense Reimbursement Service (Relocation provider)	Yes
TRAVEL BENEFITS
Pre-Acceptance trip	Yes
Assignment Trip	Yes -employee and family
Housing and Transportation Services
Lease Breakage	Yes
Loss on Sale of Vehicle	Yes
Temporary Living
Temporary Living	Yes - 60 days
Temporary Transportation	Yes, Reimbursement of public transportation or car rental expense for 30 days
Moving Household Goods
Household Goods Shipment (Surface)	Yes
In -Transit Storage	Yes
Air Shipment	Yes
Excess Baggage	Yes
Destination Services Benefits
Settling-in Services	Yes
Home Finding	Yes
Language Training	Yes
Spouse/Partner Career Counseling	Yes
Mail Forwarding Service	Yes
Miscellaneous Expense Allowance (MEA)	Yes
TAX BENEFITS
Tax Counseling/Preparation Assistance	Yes
Number of Years	assignment-related compensation- year of or following transfer
Tax Gross UP	Yes, on relocation expenses

Standard Company-Initiated Permanent International Transfer

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Introduction

Congratulations!
Congratulations on your upcoming Permanent International Relocation with Discovery. This is an exciting and challenging time for you as you prepare for your move. We are looking forward to making this process as stress-free as possible!

This policy provides you with benefits to offset some of your expenses associated with your relocation.

Throughout your relocation there are numerous personal, legal and tax issues to be considered. Making well-informed decisions requires an understanding of Discovery’s relocation policy and your role in the process. Please take the time to read this policy carefully as you are responsible for understanding and adhering to policy guidelines.

If there is a change to the assignment length, whether an extension of or a reduction in time, it is important to contact your manager, Human Resources Management, and the Discovery Global Mobility team immediately.

International Relocation Counselor
Discovery has partnered with Relocation provider Relocation (Relocation provider) to assist you in coordinating all aspects of your relocation. Upon receiving relocation authorization from Discovery, Relocation provider will assign a dedicated International Relocation Counselor who will be your primary point of contact throughout your move. Your Counselor will navigate you through the relocation process and answer any questions.

Immigration and tax vendors may also be engaged to assist you in coordinating aspects of your relocation.

Planning
Discovery encourages you to become fully involved in your relocation and to work closely with the professionals who have been made available to you. The more actively you participate and provide information, the more effectively Relocation provider and others can serve and assist you. Planning a move with a clear understanding of this policy will also help to avoid unpleasant surprises. The most successful moves are those that are well planned.

Best wishes for a successful relocation!

This policy is not an employment offer or employment contract or a guaranty of continued employment. The company’s decisions regarding the application and interpretation of the relocation policy are final. Discovery also reserves the right to change or cancel all or any part of these benefits at any time.

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General Terms and Conditions

Definitions
A Permanent International Relocation means you have accepted employment in a Discovery office or location other than your origination country. You will be treated as a local national. For example,
An individual living in London is hired to fill a job that exists in the United States as a regular full time “permanent” employee. There is no assignment end date under this policy. International moves are considered a permanent transfer to where the job is located.
You will be placed on the local payroll, pay local taxes and social taxes, and be eligible for local benefits. You will also have the responsibilities and privileges of local employees. You will no longer receive a salary based on your origination country, no longer receive a payroll, benefits or have taxes deducted from your origination country and no longer contribute social taxes to origination country.
The use of the term “permanent” is not intended to guarantee or promise permanent employment with the company. If you are involuntarily terminated, not “For Cause”, during the first year of the transfer the Company may provide limited repatriation benefits to the origination country.
If you are a Discovery employee, not a new hire, prior service with Discovery may be counted towards any benefits or programs based on years of service. Service credit applies to actively employed Discovery employees at the time of the transfer. Former employees applying for re-employment with the company will be subject to Discovery’s policies on bridging of prior service and may not be eligible for service credit.

Eligibility
You are eligible for assistance described in this policy, if:
a)    You are a current, full-time employee, or a new hire, and
b)    You and your immediate family member(s) (e.g., spouse/partner and children or legal dependents residing with you) are requested to relocate by Discovery and are designated as eligible to receive these benefits
If you are receiving any relocation benefits through a third party such as your previous employer or via your spouse/partner, you are required to disclose this information to Discovery. Discovery, at its sole discretion, may offset or withdraw any or all benefits for your relocation.

Eligible Family Members	For Permanent International Relocation you may be eligible to be reimbursed for qualifying expenses of any eligible family member who accompanies you.

Eligible Family Member – for purposes of accompanying you on an assignment or permanent transfer, eligible family includes your:
•    current spouse (including a common law spouse according to applicable law) or domestic partner;
•    any child age eighteen or under who is in your legal custody or the custody of your accompanying spouse or domestic partner and who depends upon you for financial support;
•    any unmarried son or daughter up to age twenty-five who is a registered full-time student working toward a degree.

Letter of Understanding
Terms of employment will be documented in a Letter of Understanding. The relocation process will not start until the necessary approvals are received and the employment letter is signed and returned. You must sign and return the Letter of Understanding to Discovery before any relocation services can start and any payments can be processed.

Relocation Repayment Agreement
Relocating an employee requires a substantial commitment by Discovery. Therefore, if you should elect to voluntarily terminate your employment with Discovery during the 12-month period immediately following your effective start date in the new location, you will be required to repay Discovery all third-party costs incurred by the Company. You must also sign and return a Relocation Repayment Agreement to Discovery before any relocation services can start and any payments can be processed.

Confidentiality
In order for our vendors to administer the provisions of this policy, Discovery provides certain employee information to vendors such as base salary, tax information or information regarding family members, should they be authorized to accompany you. Our vendors and their employees are obligated to maintain the confidentiality of your personal information and use it only for the purposes set forth in the policy.

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Personal Data Protection
You should be aware that privacy laws in many countries may differ significantly from those in your origination country. These variations may impose legal requirements and/or limitations on the access, processing, and transfer of personal data (yours and others) while you are on assignment. Consult with your hiring Human Resources Management for more information.

Interpretation & Changes in Policy
This policy establishes the criteria for receiving payment or reimbursement for your assignment expenses. Expense limits and payment guidelines are established by the Global Mobility Department. This document provides most of the information you will need to know about the Discovery Long Term Assignment policy. However, Discovery reserves the right to end, suspend or amend this policy at any time without notice. Further, Discovery retains the ultimate discretionary authority to establish and interpret the provisions of this policy and determine eligibility for benefits.

Effective Date Transfer Effective Date

This policy describes the provisions of the Discovery Relocation Policy effective as of September 2011. It replaces all relocation policies and materials issued prior to that date.
The effective start date of your permanent transfer is determined by your business unit. Your effective start date is the day you depart from your origination country.

Exceptions
Any deviations from this policy must be requested in writing by completion of the Discovery Exception Request form. Relocation Exception Request forms can be requested from your International Relocation Counselor. Exception Request forms should be completed and submitted to Relocation provider’s International Relocation Counselor and Relocation provider will submit the form to Discovery Global Mobility for consideration. Discovery Global Mobility has the sole discretion to approve any exception requests prior to any reimbursement. Requests for exceptions after you have incurred expenses may not be eligible for reimbursement. Neither your manager nor division head has the authority to grant any exceptions to this policy.

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Visa, Immigration, and Inoculations

If you need immigration support or inoculations for your long term assignment Discovery will arrange and pay for the cost of your visa application, including your work visa. Discovery will arrange and pay for the cost of your immediate family members’ visas as necessary. Discovery does not arrange work visas for spouses or partners. Discovery will reimburse you for inoculations required for travel to the hiring location. You and your authorized accompanying eligible family members must pass all medical examinations that the hiring country requires as a condition for providing required visas, work permits, or both. Reimbursable expenses include:
•    Visa photos
•    Travel to and from the embassies/consulates for filing and obtaining immigration approval. If necessary, reasonable meals and hotel costs will be included
•    Inoculations required for travel to hiring country

Compensation & Benefits

Compensation
You will be placed on the hiring country payroll system and your compensation will be based on the local country compensation standards (base salary and bonus target). The performance metrics for your annual bonus will be based on your new position, in accordance with the terms and conditions of the applicable bonus plan.

Benefits	Hiring country terms and conditions apply for benefits. The Discovery Benefits team will contact you to review the hiring country’s benefit plans.
Vacation	Hiring country terms and conditions apply for vacation.
Company Holidays	Hiring country terms and conditions company holidays.
Social Security	Hiring country terms and conditions apply for country contributions.
Retirement Benefits	Hiring country terms and conditions apply for retirement benefits systems.
Healthcare	Hiring country terms and conditions apply for your healthcare.
Other insurances	Hiring country terms and conditions apply for any other.
Move days
You are allowed three days off from work post relocation to attend to home finding, settling in and manage the delivery of household goods. This benefit is to be agreed upon with your HRM and hiring manager.

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Expense Reimbursement

Relocation Expenses
Discovery has partnered with a relocation provider to assist you with administering the reimbursement of reasonable, necessary and properly authorized expenses covered under this policy. If you have questions about this process, please contact your relocation provider relocation consultant.
You are expected to manage expenses at a conservative level and to be familiar with which expenses are reimbursable and which are not. You will receive additional information on reimbursable expenses under this policy. The Company, at its discretion, may choose not to reimburse, in full or in part, an expense that is deemed unreasonable or excessive. All expenses, unless otherwise specified, must be in accordance with Discovery’s policies. Receipts are required for all reimbursable expenses.  Credit card statements cannot be used in lieu of receipts.

It is important to remember:
•    Relocation expenses are separate and distinct from business expenses
•    Business travel and entertainment expenses should be incurred and submitted in accordance with the Travel and Entertainment policy
•    YOU MUST NOT USE YOUR DISCOVERY CORPORATE CREDIT CARD FOR ANY RELOCATION EXPENSES. If you do incur a relocation-related expense on your corporate credit card in error, you should reconcile it as a personal expense on the corporate card and then separately submit for reimbursement under the relocation expense process
•    You should keep records and original receipts of all expenses, as this will assist in the completion of origination and hiring country tax returns at year-end
•    Cash payment may not be substituted or exchanged for any specific benefit.
•    Any unused benefits are not interchangeable for or may not be replaced by any other benefits or cash monetary value
•    All requests for reimbursements must be submitted on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred. Please note: tax years may vary by country. Please seek further guidance from your tax advisor

If you have questions about this process, please contact your Relocation provider relocation consultant.

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Travel Benefits

Discovery Travel Services
All travel arrangements must be booked through Discovery’s Travel Services Department per Discovery’s Travel and Entertainment Policy.
Please note: this relocation policy governs in conjunction with Entity Level Control Policy Manual ELCPM 130 – 1 Corporate Travel and Entertainment Policy.

Pre-Acceptance Trip
Prior to accepting an offer of employment, Discovery may provide you and your spouse/partner (no children, family members or other relatives) one trip, not to exceed 7 days including travel time, to the hiring location to tour the area, view housing options, and meet with local school officials (if necessary).

Discovery may reimburse pre-acceptance trip expenses including:
•    Airfare per Discovery Travel and Entertainment Policy in effect at the time. Class of travel for your spouse/partner is based on the class of travel for which you are eligible and in line with Discovery travel policy in effect at that time
•    Hotel room rates per travel policy
•    Taxi/rental car will be reimbursed to eligible trip participants
•    Actual meal expenses will be reimbursed after submission of receipts per Discovery travel policy.

Approval of this trip is determined solely at the discretion of the Company based on needs and circumstances.

Final Trip
Discovery will reimburse assignment trip expenses including:
•    A one-way airfare per Discovery travel policy in effect at the time. Class of travel for family to be the same as yours in line with DCL travel policy in effect at that time
•    Reasonable hotel and taxi for the final trip from the origination location to the hiring location (per Discovery travel policy)
•    Excess checked baggage fees for two additional bags beyond the number of bags permitted without charge by the airline (four additional bags if you are traveling with family members).
•    Actual meal expenses will be reimbursed after submission of receipts. The allowable daily amounts are based on Discovery travel policy. Children under 18 are reimbursed up to 50% of the allowable daily amounts
If you are in need of temporary housing or short stay accommodations, please refer to the Temporary Living section for meal allowances and payments.

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Housing and Transportation Services

Home Owners Assistance
All home ownership costs related to purchase, sale, or operation of an owned residence in the country of employment will be your responsibility. Discovery recognizes no responsibility for losses on housing purchased at the hiring location, whether those losses are a result of market conditions, exchange rate fluctuations, or any other causes. Discovery will not reimburse closing costs of either purchase or sale. In addition, should the purchase of housing increase your tax liability in the assignment location, you will be responsible for the increased cost.

Lease Breakage
If you are a renter, it is your responsibility to provide the landlord with the proper and required notification to terminate the lease per the lease agreement. Lease breakage costs may be reimbursed only if you are not able to provide the required advance notification. If a lease termination penalty is incurred, you may be reimbursed only for the required amount up to a maximum of 3 months normal rent. A copy of the original lease and proof of payment is required for reimbursement.

Loss on Car Sale
Loss on the sale of vehicle(s) owned by you is provided for up to 2 vehicles and capped at USD
$2500/1 car and USD $5,000/2 cars (or home-country currency equivalent at current exchange rates). You may be reimbursed for the difference between the documented appraised value vs. actual sale amount not to exceed the maximum amounts noted.
Generally, automobiles will not be transported to the hiring country. However, the shipment of an employee’s car may be provided if you are relocating within or intra-country.

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Temporary Living

Origination Country Pre Departure and Hiring Country Post Arrival
If needed, Discovery provides temporary living accommodations to employees in their origination country and/or hiring country. Temporary corporate housing is provided through Discovery approved properties.
Corporate housing provides and offers:
•    Fully furnished apartments including linens, telephone service and television. The size of the apartment will be in line with the family size, not to exceed 3 bedrooms
o    Costs for corporate housing will include utilities, internet access, weekly housekeeping, crib costs, and one parking space, if applicable
o    Telephone charges and other incidentals will be at your expense
o    Discovery provides up to sixty (60) days of temporary living accommodations in any combination depending on your needs
For Example:
An employee may not need temporary housing in the origination country, but may need 60 days of housing in the hiring country. Or alternatively, an employee may need 30 days of housing in the origination country and 30 days in the hiring country.
•    You may use any combination of the temporary housing benefit between the origination and hiring country, not to exceed a total of 30 days.
•    If you are in corporate housing with a kitchen, Goods and Services allowances, if applicable, will be implemented effective with your assignment start date
•    If corporate housing is not available or is not available with a kitchen, Discovery will reimburse reasonable meals expenses based on Discovery travel policy. Children under 18 are reimbursed up to 50% of the allowable daily amounts

Short-Stay Accommodations
Only if corporate housing is not available, you may be authorized up to 2 weeks of lodging accommodation in the origination and/or hiring country in a Discovery preferred hotel.
•    The daily hotel rate cannot exceed the Discovery travel policy maximum hotel rate
•    If you stay in a hotel, Discovery will reimburse reasonable meals expenses based on Discovery travel policy. Children under 18 are reimbursed up to 50% of the allowable daily amounts

Transportation
Car rental, car service, and public transportation costs to and from work may be approved on an as needed basis for up to 30 days. Rental car arrangement will exclude gas, maintenance, and insurance. In locations where public transportation is customary, the Company may reimburse costs of public transportation.

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Moving Household Goods

Personal Belongings	Discovery may provide an air shipment in addition to shipment of household goods. The air shipment is based on family size (300 pounds per adult, 100 pound per child).

Shipping Household Goods
Discovery may provide a shipment of Household Goods (HHG) as follows:
•    Single Employee: one (1) 20 foot container (or equivalent in cubic feet/meters)
•    Employee plus spouse/partner: one (1) 40 foot container (or equivalent in cubic feet/meters)
•    Family: one (1) 40 foot container (or equivalent in cubic feet/meters)
Moving expense will only apply for moving HHG from the main residence in the origination country to the main residence in the hiring country. Delivery of HHG should be arranged for business days to avoid additional charges. Should circumstances require a weekend delivery schedule, please contact your Relocation provider International Counselor.
 The following goods and services are not covered:
•    Appliances
•    Picking up or dropping off furnishings of secondary homes or items in storage
•    Shipment of hazardous materials such as explosives, chemicals, flammable materials, firearms, garden chemicals
•    Shipment of hot tubs/spas, sheds, above ground pools
•    Valuables such as jewelry, currency, dissertations or publishable papers, and other collectibles or items of extraordinary value
•    Removal, disassembling or installation of carpeting, drapery rods, storage sheds or other permanent fixtures
•    Shipment of boats, recreational vehicles and unusually heavy or cumbersome hobby materials
•    Pickups or deliveries at any location other than your primary residence
•    Special packing or transportation of frozen foods, plants, wine collections or other perishables
•    Moving or shipping items such as trees, shrubs, construction materials, firewood, livestock and other non-domestic and domestic animals
•    Tips or other gratuities to the moving company’s employees
•    Any services performed by you, your dependents or relatives
•    Special charges associated with assembly or disassembly of personal furnishings (exclusive of beds), antiques, specialty items, satellite dish/antennae, swing sets, patio furniture or other outdoor fixtures
•    No unpacking assistance (organizing, maid, hanging, fixing to walls, etc.) will be covered by Discovery; assembly of items that had to be disassembled before shipping will be covered
•    Costs to board, ship and quarantine pets is not covered under the relocation policy. However, Relocation provider Relocation can provide recommendations for pet transportation services.

Storage
Storage of goods will be provided as needed up to a total maximum of 60 days in the hiring country and/or in the origination country during the hotel and/or temporary housing stay period of time. You may use any combination of the storage benefit between the origination and hiring country, not to exceed a total of 60 days.
You should be aware that not all household goods can be transported internationally due to limitations in the hiring country, and may require long term storage at your expense.

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Destination Services Benefits

Settling-In Program
Discovery may sponsor a two-day program in the hiring country using a preferred Discovery vendor. Settling-in services may include assistance for the employee and spouse/partner with the following as needed:
•    Emergency procedures (police, emergency room, walk-in ambulatory care procedures)
•    Local government registration, if applicable
•    Banking & school registration assistance
•    Driver license/auto registration, plus explanation of auto insurance
•    Shopping fundamentals (grocery, appliance, furniture stores)
•    Medical facility(s) options (doctor visits, medical insurance process)
•    Community referrals (doctors, dentists, insurance agents, etc.)
•    Network into international community (clubs, organizations)
•    Recreation/leisure options & places of worship
•    Rental Furniture assistance, if needed

Home finding Services	Discovery may authorize home finding services administered in conjunction with your destination services.
Language Training
Language training may be provided as approved by Discovery during the initial year of transfer for you and your authorized accompanying family members.
Relocation provider Relocation will assist you with coordination of these benefits, if applicable

Spouse or Partner Career Counseling
Discovery may provide counseling or out placement services for working spouses/partners during the initial year of the transfer using Discovery preferred vendors (maximum USD $5,000 or home-country currency equivalent).
Spouse/partner transition assistance will help the accompanying spouse/partner acclimate to the hiring country/area. Services are based on a needs assessment, the hiring country visa requirements, the spouse/partner’s objectives, and a personalized action plan. If applicable, work options are evaluated or career enhancement alternatives are identified if visa restrictions apply. Support can be provided for job search, pursuing education, training, volunteer opportunities or other career development pursuits.

Mail Forwarding Service	You may be eligible for reimbursement of a mail forwarding service for the first three months following your transfer.

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Miscellaneous Expense Allowance (MEA)
A Miscellaneous Expense Allowance (MEA) is provided for incidentals not covered by the relocation policy. The following expenses and services, if required, are not eligible for reimbursement and are expected to be paid by the employee from the Miscellaneous Expense Allowance (MEA):

•    Boarding or shipment of pets
•    Appliances including TVs or electrical items that cannot transfer to a foreign country
•    Replacement appliances, if applicable
•    Extra pickup/drop off of household goods
•    Excess shipping or special packing costs, duty tax
•    Long term storage
•    Replacement automobile(s)
•    Driver’s licenses
•    Telephone costs
•    Extended temporary housing above relocation policy limits
•    Additional tax consultation services above and outside relocation policy limits

The MEA is based on one (1) month of hiring location base pay not to exceed USD $25,000 (or hiring-country currency equivalent at current exchange rates) excluding any commission, bonus, incentive pay, or other allowances. This payment is subject to applicable tax withholdings. This payment is not tax protected or eligible for tax gross up and is paid net of any wage or income taxes.

Taxation

Tax Consultation Benefit
Discovery provides a tax consultation with a designated accounting firm benefit during your first year of transfer and reimburses for tax consultation and filing fees related to your relocation. It is your responsibility to work with the designated accounting firm so that you are aware of all applicable tax implications as a result of your relocation. You are responsible for submitting any required tax filings and any associated payments.
•    The tax consultation benefit is only provided for tax services related to you and your relocation between the origination country and the hiring country. Tax advice is for the employee only and spouses are not covered under this benefit
•    The designated accounting firm will be paid on your behalf up to the maximum benefit authorized
•    Any tax advisor services that are in excess of the authorized allowance will be your responsibility
This benefit will be provided for each year in which you receive assignment-related compensation. You will be notified the specifics of the allowance and the accounting firm prior to the start of your relocation.

Tax Gross Up
If you are taxed on relocation benefits in the origination or hiring country, Discovery may offset the additional tax burden on those items deemed imputed income in accordance with governing tax laws. For example, in the US an employee may receive an imputed income that is taxable for benefits received during the relocation process.
Discovery will provide this benefit to you in the year immediately following the transfer year and once tax returns have been filed and completed. This benefit payment is grossed up for taxes. Any additional taxes due will be at your expense.

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Resignation

Voluntary Resignation
If you voluntarily resign, you will forfeit all benefits and your visas may be revoked.
Voluntary resignation also may violate the Relocation Agreement and subject you to reimburse Discovery for some of the costs incurred by Discovery in your assignment (MEA, relocation expenses, and travel expenses). Any visa(s) contingent on continued employment by Discovery may be revoked.
Under no circumstance will benefits be provided in the event of a voluntary termination to accept a new position outside of Discovery.

Involuntary Resignation Redundancy or Not for Cause
If you are terminated within the first six months of transfer due to a job redundancy, reduction in force, job elimination or for any other reason except “For Cause,” benefits may include:
•    Lease breakage up to three months
•    Tax services for year of transfer for Discovery-related compensation
•    Any severance benefits will be in accordance with the Discovery policy that is in effect at that time
Any visa(s) contingent on continued employment by Discovery may be revoked.
You have four (4) weeks to notify Discovery of your intent to use relocation benefits and you will have up to six (6) months from your termination date to use this benefit, subject to visa requirements.

Involuntary Resignation for Cause
If you are terminated for Cause as defined by Discovery policy, you are not eligible for benefits except as may be required by law. This may require you to remit payment for costs incurred for your relocation. Discovery sponsored visas may be revoked.
 “For Cause” shall mean the commission of any of the following acts in Discovery’s sole determination:
•    the conviction of, or nolo contendere or guilty plea, to a felony (whether any right to appeal has been or may be exercised)
•    conduct constituting embezzlement, material misappropriation or fraud, whether or not related to employee’s employment with the Company
•    conduct constituting a financial crime, material act of dishonesty or conduct in violation of Company’s Code of Business Conduct and Ethics
•    improper conduct substantially prejudicial to the Company’s business or reputation
•    willful unauthorized disclosure or use of Company confidential information
•    material improper destruction of Company property
•    willful misconduct in connection with the performance of your duties
•    conduct inconsistent with the general policies and practices of the Company

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Appendix A

IRS Code Section 409A Compliance
Although Discovery does not guarantee any particular tax treatment relating to the benefits provided under this Relocation Policy, it is intended that such payments and benefits be exempt from, or comply with, U.S. Tax Code Section 409A. All taxable expenses or other reimbursements under the this policy shall be payable in accordance with Discovery's policies in effect from time to time, but in any event shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by or on behalf of, and no such reimbursement or expenses eligible for reimbursement in any taxable year shall in any way affect the expenses eligible for reimbursement in any other taxable year.  The right to such expenses and reimbursements shall not be subject to liquidation or exchange for another benefit, payment, or reimbursement.

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Definitions
Accompanied – The employee is accompanied if the business has authorized an eligible family member to travel with the employee at company expense to the host location.
Assignment Letter – A document prepared by Global Mobility that outlines the authorized benefits, allowances, and terms and conditions of the assignment.
Base Salary – The regular compensation, determined by the business, that the employee receives as part of the regular salary payment to do the job required within the hours agreed excluding shift, overtime, bonuses, allowances, premiums, and benefits.
Designated Accounting Firm (DAF) – The firm Discovery selects to provide the employee with tax services while on assignment.
Designated Cost-of-Living Data Firm (DCF) – The firm Discovery selects to provide cost-of-living data, including goods and services, transportation, and housing allowances.
Designated Relocation Firm (designated relocation firm) – The firm Discovery selects to provide the employee with relocation and destination services.
Eligible Family Member – for purposes of accompanying the employee on an assignment or relocation, eligible family includes the:

•	current spouse (including a common law spouse according to host country law) or domestic partner;

•	any child age eighteen or under who is in the legal custody or the custody of the accompanying spouse or domestic partner and who depends upon the employee for financial support;

•	any unmarried son or daughter through age twenty-five who is a registered full-time student working toward a degree.
Emergency Medical Services Firm – The firm Discovery selects to provide the employee and the authorized accompanying Eligible Family Members with medical assistance, including referrals, hospital admittance assistance, and evacuation when medically necessary. The employee qualifies for such services when the employee is on assignment or international business travel.
Global Mobility – The corporate organization that administers international assignments and relocations.
Home Location and Host Location – The home location is the point of origin from which we hire the employee and from which the employee transfer. The host location is any location in any other country where the employee works.
Immediate Family – For purposes of emergency leave, the immediate family includes the:

•	parents, including step parents or an individual who stood in place of a parent to the employee when the employee was a child;

•	current spouse (including a common law spouse according to host country law) or domestic partner;

•	children, step children, and their current spouses;

•	siblings, step siblings, half siblings, and their current spouses;

•	grandparents, step grandparents, grandchildren, and step grandchildren;

•	current spouse’s or domestic partner’s parents (as defined above), grandparents, step grandparents, children, step children, grandchildren, and step grandchildren;

•	current spouse’s or domestic partner’s siblings, step siblings, half siblings and their current spouses.

Standard Company-Initiated Permanent International Transfer

Relocation Benefits- Effective 2012    Page 18

Incidental Expenses – Laundry; dry cleaning; and fees and tips given to porters, baggage carriers, bellhops, and hotel maids.
International Assignment Request (IAR) – The system the business uses to initiate the international assignment and to establish the compensation and relocation package for such assignment.
Letter of Understanding – An agreement letter signed by the employee acknowledging the terms and conditions outlined in the Assignment Letter.
Partner – Meets a) the requirements of a domestic partner in the home location for purposes of establishing benefit-related entitlements under Discovery’s compensation and benefit guidelines, and b) the legal requirements of a domestic partner in the host location for purposes of immigration as an accompanying partner.
Point of Origin – The city and home country of primary residence in which the employee resides when selected for the assignment, or the city and country determined by the business if the employee is selected for the assignment while outside of the home country.
Reasonable – While a precise definition of "reasonable" is not possible, by applying sound business judgment to various indicators–such as economy, business objectives, facts and circumstances, necessity, and availability of alternatives–an opinion can be formed as to the action or cost a prudent person could have reasonably been expected to take or incur under similar circumstances.
Relocation Repayment Agreement –An agreement letter between Discovery and the employee whereby the employee acknowledges and agrees to the circumstances under which the employee is responsible for repayment of the relocation.
Unaccompanied – The employee is unaccompanied if an eligible family member authorized to travel with the employee at company expense to the host location does not accompany the employee.

Standard Company-Initiated Permanent International Transfer

Relocation Benefits- Effective 2012    Page 19